UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 6, 2016

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DIFFUSION PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24477	30-0645032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2020 Avon Court, #4 Charlottesville, Virginia	22902
(Address of principal executive offices)	(Zip Code)

(434) 220-0718

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)

Effective September 6, 2016, Diffusion Pharmaceuticals Inc. (the “Company”) and David G. Kalergis entered into an employment agreement (the “Employment Agreement”) whereby Mr. Kalergis will serve as the Company’s Chief Executive Officer. The Employment Agreement has an indefinite term. Under the Employment Agreement, Mr. Kalergis will receive an annual salary of $410,000 and has a target bonus opportunity equal to 45% of his base salary. Mr. Kalergis’ annual salary is subject to increase at the discretion of the Board of Directors of the Company (the “Board”). The Board may, in its discretion, pay a portion of Mr. Kalergis’ annual salary and annual bonus in the form of equity or equity-based compensation, provided that commencing with the year following the year in which a Change of Control (as defined in the Employment Agreement) occurs, Mr. Kalergis’ entire base salary and annual bonus will be paid in cash. For 2016, the cash portion of Mr. Kalergis’ base salary is $214,000.

In the event that Mr. Kalergis’ employment is terminated by the Company other than for Cause, death or Disability or upon his resignation for Good Reason (as such terms are defined in the Employment Agreement), Mr. Kalergis will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, continuation of base salary for 12 months, plus 12 months of COBRA premium reimbursement, provided that if such termination occurs within 60 days before or within 24 months following a Change of Control, then Mr. Kalergis will be entitled to receive the same severance benefits as provided above except he will receive (a) a payment equal to two times the sum of his base salary and the higher of his target annual bonus opportunity and the bonus payment he received for the year immediately preceding the year in which the termination occurred instead of 12 months of base salary continuation and (b) 36 times the monthly COBRA premium for Mr. Kalergis and his eligible dependents instead of 12 months of COBRA reimbursements (the payments in clauses (a) and (b) are paid in a lump sum in some cases and partly in a lump sum and partly in installments over 12 months in other cases). In addition, if Mr. Kalergis’ employment is terminated by the Company without Cause or by Mr. Kalergis for Good Reason, in either case, upon or within 24 months following a Change of Control, then Mr. Kalergis will be entitled to full vesting of all equity awards received by Mr. Kalergis from the Company (with any equity awards that are subject to the satisfaction of performance goals deemed earned at not less than target performance).

In the event that Mr. Kalergis’ employment is terminated due to his death or Disability, Mr. Kalergis (or his estate) will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, 12 months of COBRA premium reimbursement and accelerated vesting of (a) all equity awards received in payment of base salary or an annual bonus and (b) with respect to any other equity award, the greater of the portion of the unvested equity award that would have become vested within 12 months after the termination date had no termination occurred and the portion of the unvested equity award that is subject to accelerated vesting (if any) upon such termination under the applicable equity plan or award agreement (with performance goals deemed earned at not less than target performance, and with any equity award that is in the form of a stock option or stock appreciation right to remain outstanding and exercisable for 12 months following the termination date or, if longer, such period as provided under the applicable equity plan or award agreement (but in no event beyond the expiration date of the applicable option or stock appreciation right)).

All severance is subject to the execution and non-revocation of a release of claims by Mr. Kalergis or his estate, as applicable.

Mr. Kalergis is also subject to certain restrictive covenants, including a non-competition, customer non-solicitation and employee and independent contractor non-solicitation (each applicable during employment and for 24 months thereafter), as well as confidentiality and non-disparagement restrictions (each applicable during employment and at all times thereafter).

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

(d)     Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of September 6, 2016, by and between David G. Kalergis and Diffusion Pharmaceuticals Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2016	DIFFUSION PHARMACEUTICALS INC.

	By:	/s/ David G. Kalergis
	Name:	David G. Kalergis
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of September 6, 2016, by and between David G. Kalergis and Diffusion Pharmaceuticals Inc.